SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                               -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)*

                              Advanced Magnetics Inc
---------------------------------------------------------------------------
                                (Name of Issuer)

                                Common Shares
----------------------------------------------------------------------------
                         (Title of Class of Securities)


                         ------------------------------

                                 (CUSIP Number)
                         ------------------------------

                                May 08, 2006
                         -------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               [ ] Rule 13d-1(b)
                               [X] Rule 13d-1(c)
                               [ ] Rule 13d-1(d)

                                  Page 1 of 5
                   -----------------------------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
 CUSIP No.	                                            Page 2 of 5 Pages
    ------------------------------------------------------------------------
    1.   NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         PALO ALTO INVESTORS
  ------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                              (b)  [ ]
  ------------------------------------------------------------------------
    3.   SEC USE ONLY

  ------------------------------------------------------------------------
    4.   Citizenship or Place of Organization
         United States
  ------------------------------------------------------------------------

                 5.  SOLE VOTING POWER	489,800
    NUMBER
    SHARES       ---------------------------------------------------------
    BENEFICIALLY 6.  SHARED VOTING POWER
    OWNED BY
    EACH         ---------------------------------------------------------
    REPORTING    7.  SOLE DISPOSITIVE POWER
    PERSON
                 ---------------------------------------------------------
                 8.  SHARED DISPOSITIVE POWER

  ------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  ------------------------------------------------------------------------
   10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                     [ ]
  ------------------------------------------------------------------------
    11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.34%
  ------------------------------------------------------------------------
    12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
  ------------------------------------------------------------------------
         IA
  ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

** See Item 4.

Item 1(a).  Name of Issuer:           		Advanced Magnetics Inc

Item 1(b).  Address of Issuers's Principal:	125 Cambridgepark Dr. 6th Fl
            Executive Offices:			Cambridge, MA  02140



Item 2(a).  Name of Person Filing:            David Banerjee
					      Palo Alto Investors

Item 2(b).  Address of Principal Business
            Office or, if None, Residence:    470 University Avenue, Palo Alto
                                              California  94301
Item 2(c).  Citizenship:                      U.S.A.

Item 2(d).  Title of Class of Securities:     Common Shares

Item 2(e).  CUSIP Number:

Item 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or
            (c), CHECK WHETHER THE PERSON FILING IS A:

            (e) An investment adviser in accordance with 240.13-1(b)(10(ii)(E)

Item 4.     OWNERSHIP

            (a) 489,800
            (b) 4.34%
            (c) (i) sole voting power: 489,800
                (ii) shared voting power:
                (iii) sole dispositive power:
                (iv) shared dispositive power:

Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
		Not Applicable


Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
		Restated to Reflect Holding of less than 5%


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not Applicable

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                                                                     Page 4 of 5

Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not Applicable

Item 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not Applicable

Item 10.    CERTIFICATION:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                                     Page 5 of 5
                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: May 08, 2006                                   /s/ David Banerjee
                                                   ------------------------
                                                       Palo Alto Investors